Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

Media contact: Lisa Hanly
Furniture Brands
314-290-8954

FURNITURE BRANDS RECEIVES NOTICE REGARDING STANDARD NYSE LISTING CRITERIA
St. Louis, Missouri, July 15, 2013 - Furniture Brands International (NYSE: FBN) today announced that on July 10, 2013, it received notification that it had fallen below the NYSE's continued listing standards. The Company is considered below criteria established by the NYSE for continued listing standards because the Company's average market capitalization has been less than $50 million over a consecutive 30-day trading period and its last reported shareholders' equity was less than $50 million.
Under NYSE rules, the Company has 45 days from the date of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the market capitalization listing standards within 18 months of receiving the notice. The Company intends to submit such a plan and has notified the NYSE that it intends to cure the deficiency within the prescribed timeframe. In the event the NYSE approves the Company's plan, the Company's shares will continue to be listed and traded on the NYSE during this 18 month cure period, subject to quarterly monitoring and compliance with other NYSE continued listing standards.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including company owned Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and LaBarge. To learn more about the company, visit www.furniturebrands.com.